SHAREHOLDER SERVICES AGREEMENT

This Shareholder Services Agreement (the "Agreement") is made as of October 29, 2013, by and between ADVISORS PREFERRED TRUST (the “Trust”), a Delaware business trust registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of the funds listed on Schedule B hereto as amended from time to time (the "Funds"; and each a "Fund"), CEROS FINANCIAL SERVICES, INC., principal underwriter to the Trust and the Funds (the “Distributor”), and FLEXIBLE PLAN INVESTMENTS, LTD (the “Authorized Service Provider”) solely for the purpose of providing administrative services, as provided below. This Agreement replaces and supersedes the Shareholder Services Agreement executed between Flexible Plan Investments, Ltd., and Ceros Financial Services, Inc., which is herewith terminated.

1.	Services. The Authorized Service Provider shall provide or cause to be provided those administrative shareholder services and/or account maintenance services listed on Schedule A attached hereto, to those individuals, clients or entities with whom the Authorized Service Provider has a servicing and/or other relationship and who may directly or beneficially own shares of a Fund. Schedule A may be amended from time to time by mutual agreement of the parties.
2.	Compensation.

(a) The fee to be paid with respect to any Fund will be computed and paid monthly at an annual rate equal to 0.15% of the average daily net asset value of the shares of such Fund for which services are rendered by the Authorized Service Provider (the “Subject Shares”).

(b) The Trust shall pay to the Distributor for remittance to the Authorized Service Provider the total of the fees calculated for any Fund for any period with respect to which such calculations are made within 45 days after the close of such period.

(c) The Trust reserves the right to withhold payment with respect to any Subject Shares purchased and redeemed or repurchased by the Fund within seven (7) business days after the date of its confirmation of such purchase.

3.	Records and Reporting. The Authorized Service Provider shall furnish the Trust with such information as shall reasonably be requested by the Trustees with respect to the services rendered by, and fees paid to, the Authorized Service Provider pursuant to this Agreement.
4.	Limitations.

(a) The parties acknowledge and agree that the services discuss in Section 1 above and listed in Schedule A attached hereto are not primarily intended to result in the sale of shares of the Funds and are not the services of an underwriter within the meaning of the Securities Act of 1933, as amended, or the 1940 Act. This Agreement does not give the Authorized Service Provider any right to purchase shares from any Fund, nor does it constitute the Authorized Services Provider an agent of any Fund to receive any orders to purchase or redeem shares of any Fund on behalf of such Fund. To the extent the Authorized Service Provider is involved in the transmission of orders to purchase or redeem Fund shares received from an individual or financial intermediary, such involvement will be solely as agent for such individual or financial intermediary.

(b) Neither the Authorized Service Provider nor any of its employees or agents are authorized to make any representation concerning shares of any Fund except those contained in the then current Prospectus or Statement of Additional Information for such Fund, and the Authorized Service Provider shall have no authority to act as agent for any Fund outside the parameters of this Agreement.

5.	Termination. This Agreement may be terminated by either party at any time without payment of any penalty upon sixty (60) days’ written notice.
6.	Amendments. This Agreement and any Schedule hereto may not be revised except by mutual written agreement between the parties. This Agreement may be revised only after 60 days’ written notice or upon such shorter notice as the parties may mutually agree.
7.	Notices.

All communications to a Fund should be sent to:

ADVISORS PREFERRED, LLC

Catherine Ayers-Rigsby

1445 Research Boulevard, Ste. 530

Rockville, MD 20850

Phone: 240-223-1998

Email: cayers-rigsby@cerosfs.com

Any notice to the Authorized Service Provider shall be sent to:

FLEXIBLE PLAN INVESTMENTS, LTD

Jerry C. Wagner

3883 Telegraph Road, Suite 100

Bloomfield Hills, MI 48302

Phone: 248-642-6640

Email: jerry@flexibleplan.com

Any notice to the Distributor shall be sent to:

CEROS FINANCIAL SERVICES, INC.

Catherine Ayers-Rigsby

1445 Research Boulevard, Ste. 530

Rockville, MD 20850

Phone: 240-223-1998

Email: cayers-rigsby@cerosfs.com

All communications and any notices required hereunder shall be deemed to be duly given if mailed or faxed to the respective party at the address for such party specified above.

8.	Confidentiality. The parties to this Agreement mutually acknowledge that each Fund maintains and is subject to a privacy policy that restricts the disclosure of certain types of non-public information regarding the customers of such Fund and the parties agree to be bound by the restrictions imposed by such privacy policy.

9.	Anti-Money Laundering. The Authorized Service Provider will comply with all applicable laws and regulations aimed at preventing, detecting, and reporting money laundering and suspicious transactions and will take all necessary and appropriate steps, consistent with applicable regulations and generally accepted industry practices to (i) obtain, verify, and retain information with regard to shareholder identification and (ii) to maintain records of all shareholder transactions. Authorized Service Provider will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Trust with any requested information about investors and accounts in the event that the Trust shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority. To the extent permitted by applicable law and regulations, Authorized Service Provider will notify the Trust of any concerns that Authorized Service Provider may have in connection with any shareholder in the context of relevant anti-money laundering legislation/regulations.
10.	Indemnification.

(a)             The Trust agrees to indemnify and hold the Authorized Service Provider harmless against any losses, claims, damages, liabilities or expenses (including attorney’s fees) to which the Authorized Service Provider may become subject insofar as such losses, claims, damages, liabilities or expenses or actions in respect thereof arise out of or are based upon any material breach by the Trust of any provision of this Agreement or the Trust’s gross negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement.

(b)            The Authorized Service Provider agrees to indemnify and hold the Trust harmless against any losses, claims, damages, liabilities or expenses (including attorney’s fees) to which the Trust may become subject insofar as such losses, claims, damages, liabilities or expenses or actions in respect thereof arise out of or are based upon any material breach by the Authorized Service Provider of any provision of this Agreement or the Authorized Service Provider’s gross negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement.

11.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware.
12.	Limitation of Liability. The names “Advisors Preferred Trust” and “Trustees of Advisors Preferred Trust” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally. The obligations of the Trust entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.
13.	Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.
14.	Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
15.	Entire Agreement. This Agreement, including the Attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the 29th day of October, 2013.

ADVISORS PREFERRED TRUST, on behalf of those funds listed on Schedule B	FLEXIBLE PLAN INVESTMENTS, LTD
By: /s/ Catherine Ayers-Rigsby Name: Catherine Ayers-Rigsby Title: President	By: /s/ Jerry C. Wagner Name: Jerry C. Wagner Title: President
CEROS FINANCIAL SERVICES, INC.
By: /s/ Catherine Ayers-Rigsby Name: Catherine Ayers-Rigsby Title: President

SCHEDULE A

TO

SHAREHOLDER SERVICES AGREEMENT

The types of shareholder services which may be compensated pursuant to the Agreement include, but are not necessarily limited to, the following:

1.	Answering customer inquiries of a general nature regarding the Funds;
2.	Responding to customer inquiries and requests regarding statements of additional information, reports, notices, proxies and proxy statements, and other Fund documents;
3.	Delivering prospectuses and annual and semi-annual reports to beneficial owners of the Subject Shares;
4.	Assisting the Funds in establishing and maintaining shareholder accounts and records;
5.	Assisting customers in changing account options, account designations, and account addresses;
6.	Sub-accounting for all Fund share transactions at the shareholder level;
7.	Crediting distributions from the Funds to shareholder accounts;
8.	Determining amounts to be reinvested in the Funds; and
9.	Providing such other administrative services as may be reasonably requested and which are deemed necessary and beneficial to the holders of the Subject Shares.

SCHEDULE B
TO

SHAREHOLDER SERVICES AGREEMENT (As Amended: May 23, 2019)

Fund	Share Class
The Gold Bullion Strategy Fund	Investor
Quantified Managed Income Fund	Investor
Quantified All-Cap Equity Fund	Investor
Quantified Market Leaders Fund	Investor
Quantified Alternative Investment Fund	Investor
Quantified STF Fund	Investor
Quantified Tactical Fixed Income Fund	Investor
Quantified Evolution Plus Fund	Investor
Quantified Common Ground Fund	Investor
Quantified Pattern Recognition Fund	Investor